UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

WAYNE SPRINGATE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement (the “Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On December 14, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Denounces False Rumors About AIM Short Selling and Demands Immediate Accountability from Incumbent Board

Vote “FOR” All Four Kellner Group Nominees Today on Gold Card for Urgently Needed Change

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

NEW YORK, Dec. 14, 2024 (GLOBE NEWSWIRE) -- Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”), issues this urgent statement in response to baseless, deceptive rumors and in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

Kellner Group has Never Shorted AIM Stock

Equels and Incumbent Board are the Problem. We are the Solution.

Ted Kellner and Todd Deutsch are long-term, significant AIM stockholders. Neither has traded AIM stock at all recently. The Kellner Group is collectively the largest AIM stockholder and our interest is squarely aligned with maximizing value for all stockholders. We are committed to delivering the urgent change that AIM desperately needs. We have no motive other than to salvage AIM and create value for all stockholders

It has come to our attention that lies are being spread that we are involved in short selling AIM stock. These claims are absolutely false.

Nobody in the Kellner Group has ever engaged in shorting AIM stock. If Equels, other AIM representatives and anybody else is claiming otherwise, they are lying. It is absolutely false that there was any shred of evidence to the contrary in past legal proceedings.

The only truth is that the incumbent Board desperately and unsuccessfully tried to fabricate yet another lie about Ted Kellner in the Delaware court proceedings. Mr. Kellner jotted a note about concerns with potential short selling—concerns that are entirely justified and shared by any legitimate stockholder who cares about AIM’s future! These concerns were not a sign of any involvement in short selling; rather, they were a clear reflection of the risks stockholders face when the Board utterly fails to serve shareholders and prioritizes their own self-interests at the expense of the company’s future. It is yet another example of the deceitful tactics employed by Equels and the other incumbent AIM directors, whose entire campaign against us has been built on gross deception. They have completely failed stockholders, and this is the only strategy they have left—lying and misdirecting attention from their own incompetence.

The Real Problem Lies with the Incumbent Board.

The incumbent Board, led by Mr. Equels, has failed AIM and its stockholders at every turn. They have allowed AIM’s stock price to fall and failed to attract meaningful interest from institutional investors or the broader market. The short sellers are not afraid of getting squeezed because the incumbent Board has no credibility and regardless of what AIM announces, they know the Board won’t deliver results and are unable to attract investor interest. This is a crisis that will not fix itself, and AIM cannot afford to continue down this destructive path.

The solution is clear: the Kellner Group offers the leadership, experience, and vision necessary to restore AIM to its rightful potential. Electing the Kellner Group will bring the decisive action needed to drive performance and create real value for stockholders that will lead the shorts and manipulators will run for the hills.

The stock only goes one way with Equels and the other incumbent AIM directors in control – down!

Vote FOR all four Kellner Group nominees today to change this and AIM’s future!

We are the solution to AIM’s problems!

We urge all AIM stockholders that care about its future to carefully read our open letter to stockholders issued as a press release yesterday, available at https://okapivote.com/aim.

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD TODAY TO ELECT TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement and additional proxy materials filed with the SEC. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.

On December 14, 2024, Mr. Kellner also sent e-mail messages to certain stockholders with substantially the following messages:

Short form:

Thank you for your continued support of AIM and Ampligen. I urge you to read Friday’s press release, where we clearly outline our plan to secure the future of both AIM and Ampligen, while correcting the falsehoods being spread by the current board. Over the past few days, we’ve also received strong support from Ampligen’s co-founder and its former operations executive—figures whose backing speaks volumes about the critical need for immediate change.

Time is running out, and your vote is critical to restore and protect shareholder value. I urge you to vote for our entire slate to ensure we can implement the immediate changes that AIM’s stockholders—like you and I—deserve, to secure a strong future of AIM and Ampligen.

Long form:

As you are fully aware, the time for change at the AIM board is now — and it is absolutely imperative for the company’s survival and any possibility of future recovery. Like many other shareholders, we are convinced that the AIM board’s current structure is unsalvageable and that significant, immediate change is the only path forward. We are not alone in this belief. ISS has made it clear that “There is no question that for shareholders to have any hope of not losing 100 percent of their investment, significant change is needed.”

While ISS suggests a two-step process — splitting the board and adding a fifth director — we are firm in our position that this incremental approach will not work. There is no time for half-measures. The entrenched board has repeatedly proven, through inaction and outright resistance to change, that they are unwilling to make the necessary decisions to save AIM. Even with overwhelming shareholder pressure, including consistent votes against their compensation plan and mounting opposition to their directorships, they have refused to act. The company is on the brink of collapse, and there is no room for delay or deviation from our plan.

We are fully confident that the only way to avoid the complete destruction of shareholder value is to immediately replace a majority of the current board with the Kellner nominees. This is not a suggestion — it is the only viable solution. We are committed to driving the critical change needed, and we ask for your urgent support in voting for all four Kellner nominees — or at the very least, three — to take immediate action.

In addition, on December 14, 2024, Mr. Kellner posted the following text on Stocktwits, a social media site:

AIM $0.2051 ↓ $0.0079 (3.53%) 34,710 +

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OkapiPartnersProxyInfo less than a minute

$AIM MESSAGE FROM THE KELLNER GROUP:

Ted Kellner and Todd Deutsch are long-term, significant AIM stockholders. We are trying to create value for all stockholders. Nobody in the Kellner Group has ever shorted AIM stock. Anyone claiming otherwise is lying. We don't know who is shorting the stock, but understand it is a problem. The way to solve it is to elect the Kellner Group - we will perform and create value and the shorts and manipulators will run for the hills. The stock only goes one way with Equels in control – down! He has no credibility and regardless of what AIM announces, the shorts see the lack of follow through and inability to attract investor interest, so they have no fear of getting squeezed.

See okapivote.com/AIM/ for more information.
-The Kellner Group

THE KELLNER GROUP: FOR STOCKHOLDERS OF AIM IMMUNOTECH INC.
https://okapivote.com

OkapiPartnersProxyInfo less than a minute

$AIM Kellner Group Denounces False Rumors About AIM Short Selling and Demands Immediate Accountability from Incumbent Board.
globenewswire.com/news-rele...

Kellner Group Denounces False Rumors About AIM Short Selling and Demands Immediat e Accountability from Incumbent Board
https://www.globenewswire.com

AIM Since Post: $0.00 (0.00%) Then: $0.2051 Now: $0.2051